Exhibit 99.3

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES ACQUISITION OF ORLAND PARK PLACE

OAK BROOK, Ill. (April 29, 2005) – Inland Real Estate Corporation (NYSE: IRC) today announced the acquisition of Orland Park Place, a 598,054 square-foot multi-tenant regional power retail center located in Orland Park, Illinois.  The Company agreed to pay the sellers approximately $76.9 million at the closing, plus future contingent payments in aggregate maximum amount of approximately $8.3 million as currently vacant space is leased.  Major tenants at the center include Dick’s Sporting Goods, Bed Bath & Beyond, Sportmart, SteinMart, K&G Superstore, Wickes Furniture, Old Navy, DSW Shoe Warehouse, Barnes & Noble, Office Depot and Cost Plus World Market.

Orland Park Place is located at the southeast corner of LaGrange Road (US 45) and 151st Street in Orland Park, Illinois, which is located approximately 25 miles southwest of Chicago.  The Orland Park regional trade area is considered to be a significant retail hub in Chicago’s Southland region and a preferred location for retailers seeking to open new stores.

“We’re excited to announce our acquisition of Orland Park Place—it represents a collection of some of the best retailers in the rapidly growing Orland Park market, and as our largest acquisition to date, it is expected to become a significant property in our Midwest portfolio of retail centers,” said Mark Zalatoris, Inland Real Estate Corporation’s chief operating officer. “With the acquisition of Orland Park Place, we continue to strengthen our presence in the Chicago metropolitan area.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 143 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.